Exhibit 99.1

Akamai Announces Closing of $2.5 Billion Offering of Convertible Senior Notes

CAMBRIDGE, Mass. – November 12, 2026 – Akamai Technologies, Inc. (Nasdaq: AKAM) (“Akamai”) today announced that it has closed its previously announced private offering of $1.25 billion in aggregate principal amount of 1.00% convertible senior notes due 2028 (the “2028 Notes”) and $1.25 billion in aggregate principal amount of 1.00% convertible senior notes due 2031 (the “2031 Notes” and, together with the 2028 Notes, the “notes”) to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate principal amount of each series of notes includes $150.0 million issued pursuant to the initial purchasers’ exercise in full of their option to purchase additional notes of that series.

“Securing this capital on attractive terms demonstrates the market’s confidence in our strategic direction and the durability of our business model,” said Ed McGowan, Akamai’s Executive Vice President and Chief Financial Officer. “With our balance sheet and substantial liquidity, we are well positioned to execute on our existing customer commitments, address our outstanding debt maturities, and prudently fund the continued expansion of our Cloud Infrastructure Services business while maintaining a disciplined approach to capital allocation.”

McGowan added, “As revenue from our committed Cloud Infrastructure Services contracts ramps, we expect to see a significant increase in EBITDA margins and cash from operations beginning in 2027, with further improvement expected in 2028. We believe this increased cash generation will enhance our ability to self-fund future investments from organic cash flow, reduce leverage over the long term, and support our investment-grade profile.”

The net proceeds from the offering were approximately $2,459.7 million, after deducting the initial purchasers’ discounts and estimated offering expenses payable by Akamai. Approximately $284.4 million of the net proceeds from the offering were used to pay the cost of the convertible note hedge transactions described below (after such cost was partially offset by the proceeds to Akamai from the sale of warrants pursuant to the related warrant transactions). Akamai intends to use the remaining net proceeds from the offering to repay at maturity a portion of Akamai’s $1.15 billion outstanding aggregate principal amount of 0.375% Convertible Senior Notes due 2027 (the “2027 Convertible Notes”), which mature on September 1, 2027, and/or to pay cash amounts due upon any earlier conversion of the 2027 Convertible Notes, and to fund the capital expenditure requirements of its Cloud Infrastructure Services (CIS) business. In addition, Akamai intends to use any remaining net proceeds for general corporate purposes.

In connection with the pricing of the notes, Akamai entered into convertible note hedge transactions and warrant transactions with one or more of the initial purchasers of the notes and/or their respective affiliates and other financial institutions. The convertible note hedge transactions cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the same number of shares of Akamai’s common stock that initially underlie the notes. The convertible note hedge transactions are expected generally to reduce the potential dilution with respect to Akamai’s common stock upon any conversion of the notes and/or offset any cash payments Akamai is required to make in excess of the principal amount of converted notes, as the case may be. The warrants cover, subject to customary anti-dilution adjustments, the same number of shares of Akamai’s common stock. The warrant transactions could separately have a dilutive effect with respect to Akamai’s common stock to the extent that the market price per share of Akamai’s common stock exceeds the strike price of the warrants, unless Akamai elects, subject to certain conditions, to settle the warrants in cash.

The notes and any shares of common stock issuable upon conversion of the notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

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The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including statements with respect to Akamai’s expectations regarding its use of proceeds from the offering and the effect of the convertible note hedge and warrant transactions, Akamai’s ability to meet its existing customer commitments and debt obligations, and the expected increase in operating cash flow. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the terms of the notes and the offering, risks and uncertainties related to Akamai’s expected operating expenses and cash flow, Akamai’s ability to recognize anticipated revenue from existing CIS customer commitments, the timing and amount of capital expenditures for Akamai’s CIS business, the impact of general economic, industry, market or political conditions and other factors that are discussed in Akamai’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.

In addition, the statements in this press release represent Akamai’s expectations and beliefs as of the date of this press release. Akamai anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Akamai may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Akamai’s expectations or beliefs as of any date subsequent to the date of this press release.

About Akamai

Akamai is the cloud company that powers and protects an AI-driven world. Our cloud platform extends high-performance cloud computing from the core to the edge, enabling organizations to build and scale next-generation AI applications and providing comprehensive, multilayered security to safeguard enterprises against evolving cyberthreats.

Contacts:

Johanna Schmitt	Mark Stoutenberg
Media Relations	Investor Relations
Akamai Technologies	Akamai Technologies
AkamaiPR@akamai.com	mstouten@akamai.com